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FORM 5
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
[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION            ----------------------------
    longer subject to                       WASHINGTON, DC 20549                            OMB APPROVAL
    Section 16. Form                                                                 OMB Number        3235-0362
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP      Expires: September 30, 1998
    obligations may                                                                  Estimated average burden
    continue. See            Filed pursuant to Section 16(a) of the Securities       hours per response .... 1.0
    Instruction 1(b)                         Exchange Act of 1934,                   ----------------------------
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported
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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
Oppenheimer       Deanna             W.         Washington Mutual, Inc. ("WM")                  Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
1201 Third Avenue                                 Number of Reporting        Month/Year          X  Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)        12/31/98            ----        title ---       below)
                 (Street)                                                 -------------------               below)
Seattle            WA             98101                                   5. If Amendment,          Executive Vice President
-------------------------------------------                                  Date of Original       -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form Filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/                 ----------------------------                         Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                                                                               92,091.43  (1)     D
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Common Stock                                                                                4,650.8041(2)     I             RSIP
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                                                     SEC 2270 (7/96)
                                                                               (Print or Type Responses)
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Stock Option                  $32.875     12/15/98     A      110,000         12/15/99  12/15/08  Common  110,000
(Right to Buy)                                                                  (3)               Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Month                (Instr. 4)
                                (Instr. 4)

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                                110,000(3)               D
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Explanation of Responses:

(1) The end-of-month total includes 182.77 shares in the third quarter acquired through reinvested dividends in the Washington
    Mutual ("WM") Restricted Stock Plan.
(2) The end-of-month total includes 24.1118 shares in the third quarter acquired through reinvested dividends in the WM
    Retirement Savings & Investment Plan.
(3) Grant of option pursuant to the WM 1994 Stock Option Plan (as amended and restated as of February 17, 1998). One-third vests annually beginning on the first anniversary  of the grant date.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Deanna W. Oppenheimer       2/9/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                         SEC 2270 (3/91)

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